EATON VANCE ENHANCED EQUITY INCOME FUND

Supplement to Prospectus dated January 22, 2021

The following changes are effective July 1, 2021:

1. The following replaces the sixth paragraph under “The Adviser” in “Management of the Fund” in the Prospectus:

G.R. Nelson is responsible for the overall and day-to-day management of the Fund’s investments. Mr. Nelson is a Vice President of Eaton Vance, has been an equity analyst at Eaton Vance since 2004 and has been a portfolio manager of the Fund since December 2019.

May 13, 2021

EATON VANCE ENHANCED EQUITY INCOME FUND

Supplement to Statement of Additional Information dated January 22, 2021

The following changes are effective July 1, 2021:

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
G.R. Nelson
Registered Investment Companies	3	$ 3,097.4	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	1	$ 1.2	0	$ 0

The following table shows the dollar range of Fund shares beneficially owned by each portfolio manager as of the Fund’s most recent fiscal year ended September 30, 2020 and in the Eaton Vance family of funds as of December 31, 2020.

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned in the Fund	Aggregate Dollar Range of Equity Securities Beneficially Owned in all Registered Funds in the Eaton Vance Family of Funds
G.R. Nelson	None	$500,001 - $1,000,000

May 13, 2021